Exhibit 10.2

[Execution]

CONSENT, WAIVER AND AMENDMENT NO. 3

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

CONSENT, WAIVER AND AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 23, 2010 (“Amendment No. 3”), by and among C&D Technologies, Inc., a Delaware corporation (“Parent”), C&D International Investment Holdings Inc., a Delaware corporation (“International”), C&D Charter Holdings, Inc., a Delaware corporation (“Charter”), C&D Energy Storage, LLC, a Delaware limited liability company (“Energy” and, together with International, Charter each individually, a “Guarantor” and collectively, “Guarantors”), the parties from time to time to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wells Fargo Bank, National Association, a national banking association and successor by merger to Wachovia Bank, National Association, in its capacity as agent for Lenders pursuant to the Loan Agreement (in such capacity, “Agent”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Parent and Guarantors have entered into financing arrangements with Agent and Lenders pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers and Guarantors as set forth in, and subject to the terms and conditions of, the Amended and Restated Loan and Security Agreement, dated April 9, 2010, as amended, by and among Agent, Lenders, Borrowers and Guarantors (as amended and supplemented hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements (as defined therein);

WHEREAS, on October 21, 2010, Parent filed with the Securities and Exchange Commission (“SEC”): (a) a registration statement (as amended, the “Registration Statement”) on Form S-4 (SEC Registration Number 333-170056), pursuant to which it offered to exchange all of the outstanding Convertible Notes (the “Exchange”) for up to ninety-five (95%) of shares of the Capital Stock of Parent consisting of common stock (the “Common Stock”), and (b) the Preliminary Proxy Statement (as amended, the “Proxy” and together with the Registration Statement, the “Disclosure Documents”) on Schedule 14-A (SEC Registration Number 001-09389), pursuant to which Parent proposed to solicit proxies from the holders of the Common Stock for approval of (i) the Exchange, (ii) an amendment to Parent’s certificate of incorporation authorizing an increase in the number of shares of Common Stock (the “Charter Amendment”) and (iii) an amendment to Parent’s certificate of incorporation to effect a forward split of the Common Stock (the “Stock Split” and collectively with the Exchange and the Charter Amendment, the “Proposals”).

WHEREAS, the Exchange, the Proxy, the Charter Amendment and all agreements documents and instruments executed and or delivered in connection with the implementation of the transactions contemplated by the Proposals are hereinafter referred to collectively as the “Exchange Documents”;

WHEREAS, the consummation of the Exchange was conditioned upon, among other things: (a) at least ninety-five (95%) percent of the aggregate principal amount of the Convertible Notes being tendered and not withdrawn (the “Minimum Tender Condition”) and (b) the approval of a majority of the holders of the Common Stock of all of the Proposals;

WHEREAS, as of December 21, 2010, (a) ninety seven and ninety-nine one hundredths (97.99%) percent of the outstanding Convertible Notes were tendered in accordance with the procedures detailed in the Registration Statement and, therefore, the Minimum Tender Condition was satisfied and (b) at special meeting of the shareholders of Parent, holders of the requisite amount of votes of Common Stock voted to approve all of the Proposals;

WHEREAS, Borrowers, Guarantors, Agent and Lenders have agreed to (a) consent to the Exchange, (b) waive the Event of Default under the Loan Agreement arising from the existing defaults under the Indentures, and (c) amend the Loan Agreement as hereinafter provided, in each case subject to the terms and conditions set forth herein; and

WHEREAS, by this Amendment No. 3, Borrowers, Guarantors, Agent and Lenders wish to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing, the mutual conditions and agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Amendment No. 3” shall mean this Amendment No. 3 to Amended and Restated Loan and Security Agreement by and among Borrowers, Guarantors, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b) “Amendment No. 3 Effective Date” shall mean the date of the effectiveness of this Amendment No. 3 in accordance with Section 3 of this Amendment No. 3.

(c) “Applicable Term Loan Margin” shall mean, at any time, as to the Interest Rate for Term Loans, the applicable percentage (on a per annum basis) set forth below if the Leverage Ratio for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Pricing Level	Leverage Ratio	Applicable Term Loan Margin for Eurodollar Rate- Based Term Loans	Applicable Term Loan Margin for Prime Rate-Based Term Loans
I	> 3.50:1.0	11.00%	10.00%
II	< 3.50:1.0 but > 3.25:1.0	10.50%	9.50%
III	<3.25:1.0	10.00%	9.00%

provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter and shall remain in effect until adjusted thereafter after the end of such fiscal quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a fiscal quarter based on the Leverage Ratio for the immediately preceding fiscal quarter, and (iii) the Applicable Margin for the period through and including the delivery of the financial statements and compliance certificate with respect to the fiscal quarter of Borrowers ending on December 31, 2010 shall be no less than the amount for Tier 1 set forth above.

1.2 Amendments to Definitions. Each of the defined terms in the Loan Agreement or any of the other Financing Agreements set forth below shall be deemed to be amended and restated in their entirety to have the meaning as to such term set forth below:

(a) “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

(b) “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage:

	Quarterly Average Excess Availability	Applicable Margin for Prime Rate Loans	Applicable Margin for Eurodollar Rate Loans	Applicable L/C Rate
Tier 1	Greater than $25,000,000	1.00%	2.50%	2.50%
Tier 2	Less than or equal to $25,000,000 and greater than $10,000,000	1.25%	2.75%	2.75%
Tier 3	Less than or equal to $10,000,000	1.50%	3.00%	3.00%

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, and (iii) the Applicable Margin for the period through and including the full calendar quarter ending on December 31, 2011 shall be no less than the amount for Tier 2 set forth above.

(c) “Term Loan Interest Rate” shall mean an interest rate per annum equal to, at Borrowers’ option, (a) the Applicable Term Loan Margin for Eurodollar Rate-based Term Loans plus the greater of (i) the Adjusted Eurodollar Rate for a one-month Interest Period and (ii) three (3.00%) percent, or (b) the Applicable Term Loan Margin for Prime Rate-based Term Loans plus the greatest of (i) the Prime Rate, (ii) the Adjusted Eurodollar Rate for a one-month Interest Period and (iii) four (4.00%) percent.”

(d) “Unused Line Fee” Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the rate set forth below (on a per annum basis) calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letters of Credit during the immediately preceding month (or part thereof) while the Loan Agreement is in effect and for so long thereafter as any Obligations are outstanding.

	Quarterly Average Excess Availability	Unused Line Fee
Tier 1	Greater than $30,000,000	0.75%
Tier 2	Less than or equal to $30,000,000 and greater than $15,000,000	0.50%
Tier 3	Less than or equal to $15,000,000	0.25%

2. Consent and Waiver.

2.1 Agent and Lenders hereby (a) consent to the Exchange pursuant to and in accordance with the terms of the Exchange Documents as in effect as of the date hereof,

including the Change of Control resulting therefrom and (b) waive the Event of Default arising under Section 10.1(i) of the Loan Agreement as a result of the defaults that have occurred and are continuing under the Indentures governing the Convertible Notes (the “Specified Event of Default”.

2.2 Agent and Lenders have not waived, are not by this Amendment waiving, and have no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Specified Event of Default referred to above or otherwise), other than the Specified Event of Default specifically referred to above. The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent or Lenders arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

3. Amendments.

3.1 Additional Financial Reporting Requirement. Section 9.6(a)(i) of the Loan Agreement is hereby amended by adding the following language to the end of such section:

“along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Sections 9.17, and 9.17A of this Agreement for such month,”

3.2 Financial Covenants.

(a) Section 9.17 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“9.17 Fixed Charge Coverage Ratio. At any time (a) prior to August 1, 2011 that Excess Availability is less than $7,500,000 or (b) on or after August 1, 2011 that Excess Availability is less than $10,000,000, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) shall be not less than 1.1 to 1.0.”

(b) Section 9.17A of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“9.17A Excess Availability. Excess Availability shall not at any time be less than $5,000,000.”

(c) Section 9.17B of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“[Intentionally Omitted]”

4. Term. The first two sentences of Section 13.1(a) of the Loan Agreement are hereby deleted in their entirety and the following substituted therefor:

“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on December 22, 2013 (the “Maturity Date”); provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.”

5. Fees.

(a) Borrowers shall pay to Agent, for the account of Revolving Loan Lenders (to the extent and in accordance with the arrangements by and among Agent and Revolving Loan Lenders), an extension fee in the amount of $206,500, constituting the prepayment of the portion of the extension fee that would have been payable in April, 2011 under the Loan Agreement, which fee was fully earned as of the date of Amendment No. 1, shall be payable on the date hereof.

(b) Borrowers shall pay to Agent, for the account of Revolving Loan Lenders (to the extent and in accordance with the arrangements by and among Agent and Revolving Loan Lenders), a closing fee in the amount of $275,000, which fee shall be fully earned and due and payable on the date hereof and which may be charged directly to the loan account of Borrowers maintained by Agent.

(c) Borrowers shall pay to Agent, for the account of Term Loan Lender, a closing fee in the amount of $200,000, which fee shall be fully earned and due and payable on the date hereof and which may be charged directly to the loan account of Borrowers maintained by Agent.

(d) Borrowers hereby authorize Agent to charge any of the foregoing amounts to any loan account(s) of Borrowers.

6. Interpretation. For purposes of this Amendment No. 3, unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

7. Representations and Warranties. Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 3), the truth and accuracy of which on the date hereof are a continuing condition of the making of Loans and providing Letters of Credit to Borrowers and Guarantors:

7.1 This Amendment No. 3 has been duly authorized, executed and delivered by it, and has been authorized by all necessary action on the part of such Borrower or Guarantor which is a party hereto (and, if necessary, their respective stockholders) and each such agreement is in full force and effect as of the date hereof, and the agreements and obligations of each Borrower and Guarantor, as the case may be, contained herein, constitute the legal, valid and binding obligations of such Borrower or Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

7.2 The execution, delivery and performance of this Amendment No. 3 (a) are all within the corporate or limited liability company powers of each Borrower and Guarantor and (b) are not in contravention of law or the terms of such Borrower’s or Guarantor’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or their respective properties are bound.

7.3 After giving effect to this Amendment No. 3, no Default or Event of Default exists or has occurred and is continuing.

8. Conditions Precedent. The amendments contained herein shall become effective on the first date upon which Agent is in receipt of each of the following, in each case in form and substance reasonably satisfactory to Agent:

8.1 an executed original or executed original counterparts of this Amendment No. 3, duly authorized, executed and delivered by the parties hereto;

8.2 a true, complete and correct copy of each of the Exchange Documents as in effect as of the date hereof;

8.3 an executed original Deposit Account Control Agreement, by and among Parent, Agent and Wells Fargo Bank, National Association, with respect to all concentration and collection accounts maintained by Borrowers;

8.4 a true and correct copy of any consent, waiver or approval (if any) to or of this Amendment No. 3, which any Borrower or any Guarantor is required to obtain from any other Person; and

8.5 any approvals of Lenders, in form and substance satisfactory to Agent, to the terms and conditions of this Amendment No. 3 as are required under the terms of the Loan Agreement.

9. Conditions Subsequent.

9.1 On or before the date that is sixty (60) days after the Amendment No. 3 Effective Date, Borrowers shall deliver or cause to be delivered to Agent a modification to the mortgage filed with respect to the Real Property of Parent located in the State of Indiana in form and substance acceptable to Agent and an endorsement to the title insurance policy issued insuring the lien of the Mortgage filed with respect to the real property located in the State of Indiana issued by a company to Agent in form and substance acceptable to Agent. Failure to satisfy the either of the conditions subsequent set forth in this Section 4 within the applicable period therefor stated above (unless extended by Agent in its sole discretion) shall constitute an Event of Default under the Loan Agreement.

9.2 Borrowers shall use commercially reasonable efforts to deliver or cause to be delivered to Agent, on or before the date that is ninety (90) days after the date of the Amendment No. 3 Effective Date, a Deposit Account Control Agreement, by and among Parent, Agent and The Royal Bank of Canada, with respect to the Canadian collection account maintained by Borrowers; provided, that, if such Deposit Account Control Agreement cannot be delivered by Borrowers on or before such date, Borrowers shall move such bank account to another bank and shall have a reasonable additional time period, as may be reasonably acceptable to Agent, to deliver a Deposit Account Control Agreement by and among Agent, Parent and such other bank.

10. Provisions of General Application.

10.1 Effect of this Amendment. Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 3, the provisions of this Amendment No. 3 shall control. The Loan Agreement and this Amendment No. 3 shall be read and construed as one Agreement.

10.2 Costs, Fees and Expenses. Borrowers and Guarantors agree to reimburse Agent and each Lender (including Term Loan Lender) upon demand by Agent for all costs, fees and expenses (including the reasonable fees and expenses of counsels to Agent and each Lender (including Term Loan Lender)) incurred in connection with the preparation, execution and delivery of this Amendment No. 3.

10.3 Governing Law. The validity, interpretation and enforcement of this Amendment No. 3 and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

10.4 Binding Effect. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Any acknowledgments or consents contained herein shall not be construed to constitute a consent to any other or further action by a Borrower or Guarantor to entitle such Borrower or Guarantor to any other consent.

10.5 Further Assurances. Each Borrower and Guarantor shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent and Lenders to effectuate the provisions and purposes of this Amendment No. 3.

10.6 Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 3.

10.7 Counterparts. This Amendment No. 3 may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 3. Any party delivering an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic means shall also deliver an originally executed counterpart of this Amendment No. 3, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 3.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the date and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as successor by merger to Wachovia Bank, National Association,

Agent and Issuing Bank

By:	Marc J. Brier
Title:	Managing Director

SILVER OAK CAPITAL, L.L.C., as Term Loan Lender

By:	Thomas M. Fuller
Title:	Authorized Signatory

C&D TECHNOLOGIES, INC.

By:	Ian J. Harvie
Title:	Senior Vice President and Chief Financial Officer

C&D INTERNATIONAL INVESTMENT HOLDINGS INC.

By:	John Brawner
Title:	President

C&D CHARTER HOLDINGS, INC.

By:	John Brawner
Title:	President

C&D ENERGY STORAGE, LLC

By:	Ian J. Harvie
Title:	Senior Vice President and Chief Financial Officer